Exhibit 99.1

Raymond L. Owens to Retire as CIO in 2017; C. Brent Smith Named Successor

Atlanta, November 29, 2016 - Piedmont Office Realty Trust, Inc. (NYSE:PDM) today announced that Raymond L. Owens, Chief Investment Officer (CIO), will retire effective June 30, 2017. Prior to his appointment as CIO, Mr. Owens had previously served as Piedmont’s Executive Vice-President of Capital Markets since 2007. As part of the transition, C. Brent Smith, Executive Vice President of the Northeast Region and Strategic Investments, has been named co-CIO until June 30, 2017 and will succeed Mr. Owens as CIO on that date. Mr. Smith joined Piedmont in 2012 and previously was employed for eight years as an executive director within the real estate investment banking division of Morgan Stanley, one of the Company’s external advisors.
Commenting on Mr. Owens’ retirement, Donald A. Miller, CFA, Chief Executive Officer, stated, “Ray has been a significant contributor to all aspects of the Company over the last ten years, and I will personally miss the daily interaction with him very much. We wish him the best as he transitions to this next stage in his life.” Mr. Miller noted that Mr. Owens will continue to consult with the Company on a number of issues, including lender and rating agency relationships and select investment opportunities for up to three years.

About Piedmont Office Realty Trust
Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties located in select sub-markets of major U.S. cities. Its geographically-diversified, over $5 billion portfolio is comprised of approximately 19 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Contact:     Kerry Hughes
Company:     Piedmont Office Realty Trust
Phone:         1 770 418 8678
Email:        Kerry.Hughes@Piedmontreit.com